Exhibit 99.1

NEWS RELEASE

For further information, please contact Adele M. Skolits at 540-984-5161.

SHENANDOAH TELECOMMUNICATIONS COMPANY

REPORTS FOURTH QUARTER AND RECORD FULL YEAR 2007 FINANCIAL RESULTS

EDINBURG, VA, (February 25, 2008) – Shenandoah Telecommunications Company (Shentel, NASDAQ: SHEN) announced financial results for the fourth quarter of 2007 and year-end results for December 31, 2007. Net income for the fourth quarter increased to $3.7 million from $3.2 million for the same period in 2006, an increase of 14.5%. Net income for the year ended December 31, 2007, was $18.8 million, an increase of 63.7% compared to $11.5 million for 2006 excluding the one-time, net of tax gain of $6.4 million the Telephone Company recorded in 2006 related to the liquidation of the Rural Telephone Bank (RTB). On an unadjusted basis, net income increased 4.9% over 2006. Fully diluted earnings per share for the fourth quarter of 2007 were $0.16 compared to $0.14 for the same period last year. Fully diluted earnings per share for 2007 were $0.80, an increase of $0.03 per share from 2006.

President and CEO, Christopher E. French commented, “We are very pleased with our Company’s performance during 2007. The 47% increase in operating income in 2007 was the largest increase in the Company’s history. In light of the large one-time gain recorded in the previous year, our growth in net income of almost five percent was a significant achievement. Additionally, our PCS operations again had a record year for customer additions and operating income."

Fourth Quarter Highlights

For the quarter ended December 31, 2007, net income was $3.7 million compared to $3.2 million in fourth quarter 2006. The Company’s total revenues for fourth quarter 2007 were

$37.6 million, compared to $45.4 million for the same quarter in 2006. The decrease in revenues is a result of the change in presentation of PCS revenues and expenses resulting from the new terms of the Management Agreement signed with Sprint Nextel in March 2007, retroactive to January 1, 2007. Operating income for the quarter was $6.2 million, a decrease of $0.1 million from fourth quarter 2006. During the fourth quarter of 2007, the Company recorded non-cash charges of $2.1 million for share-based compensation awards and $0.7 million of costs related to settling pension liabilities.

Annual Highlights

For the year ended December 31, 2007, net income was $18.8 million, an increase of 63.7% compared to $11.5 million for 2006 after excluding the RTB gain. The Company’s total revenues for 2007 were $141.2 million, compared to $169.2 million in 2006, a decrease of $28.0 million or 16.6% as a result of the aforementioned change in presentation. Operating income for 2007 was $31.2 million, an increase of $10.0 million or 47.3% from 2006. The increase is a result of strong operating results in PCS, offset by $2.6 million in additional expenses related to employees retiring in 2007 under the early retirement program offered to certain employees at the end of 2006, as well as an increase of $2.0 million for non-cash share-based compensation awards.

PCS Operations

The Company continued to experience strong growth in wireless as a Sprint PCS Affiliate of Sprint Nextel, with fourth quarter net income of $3.7 million, a $1.0 million increase over the fourth quarter of 2006. Fiscal 2007 net income was $17.0 million, compared to $8.8 million in 2006. PCS operating income was $6.7 million in the 2007 fourth quarter, up from $4.5 million in the corresponding 2006 period. For the year, operating income increased $13.2 million, or 84.1%, over 2006, totaling $28.8 million for 2007.

The Company’s Sprint Nextel retail wireless customer count at year end 2007 was 187,303, a 22.0% increase over year end 2006. The Company’s fourth quarter churn and annual churn were 2.3% and 2.0%, respectively.

Telephone Operations

The operating income of the local telephone operations for 2007 was $11.3 million, a decrease of $3.0 million from 2006, primarily due to recording $2.7 million of early retirement and non-cash share-based compensation expenses. Telephone had 24,536 access lines at December 31, 2007, a decrease of 294 from the previous year-end.

Converged Services

The operating losses for the fourth quarter and the year were $2.2 million and $8.2 million respectively, an increase of $0.6 million and $0.8 million from 2006. The increase in the operating loss, particularly in the fourth quarter, is due primarily to $0.4 million of non-cash share-based compensation expense, as well as increased depreciation due to management's decisions in 2006 and 2007 to shorten the useful lives of certain assets.

Other Information

The Company’s 2007 capital expenditures were $29.1 million and it had cash and cash equivalents of $17.2 million as of year-end. The Company retired $4.1 million of debt during 2007 and at December 31, 2007, the debt/equity ratio was 0.15; and debt as a percent of total assets was 9.9%.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

___________________
Adele M. Skolits
Chief Financial Officer

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

Condensed Consolidated Balance Sheets	December 31,	December 31,
	2007	2006

Cash and cash equivalents	$17,245	$ 13,440
Other current assets	23,891	17,423
Total investments	9,936	7,075

Property, plant and equipment	300,622	274,061
Less accumulated depreciation and amortization	145,198	118,417
Net property, plant and equipment	155,424	155,644

Other assets, net	15,028	14,138
Total assets	$221,524	$207,720

Current liabilities, exclusive of current maturities of long-term debt of $ 4,248 and $4,109, respectively	$19,808	$17,171
Long-term debt, including current maturities	21,907	26,016
Total other liabilities	28,685	29,344
Total shareholders' equity	151,124	135,189
Total liabilities and shareholders' equity	$221,524	$207,720

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$37,612	$45,375	$141,183	$169,195
Cost of goods and services	13,611	19,087	48,210	72,075
Selling, general and administrative	10,426	12,941	32,590	48,656
Depreciation	7,342	7,024	29,198	27,290

Operating income	6,233	6,323	31,185	21,174
Interest expense	441	505	1,873	2,362
Other income	662	217	2,462	11,557
Income tax expense	2,776	2,823	12,971	12,370
Net income before change in accounting	3,678	3,212	18,803	17,999
Cumulative effect of a change in accounting, net of income taxes	-	-	-	(77)
Net income	$3,678	$3,212	$18,803	$17,922
Basic net income per share:
Net income before change in accounting	$0.16	$0.14	$0.80	$0.77
Cumulative effect of a change in accounting, net of income taxes	-	-	-	-
Net income per share, basic	$0.16	$0.14	$0.80	$0.77
Diluted net income per share:
Net income before change in accounting	$0.16	$0.14	$0.80	$0.77
Cumulative effect of a change in accounting, net of income taxes	-	-	-	-
Net income per share, diluted	$0.16	$0.14	$0.80	$0.77

#####